Exhibit 99.1

SGB Development Corp. Partners on Largest Project to Date

Company plans to build approximately 1,280 residential units on a 1,286 acre waterfront parcel in St. Marys, Georgia

JUNE 28, 2021 NEW YORK, NY -- (BUSINESS WIRE) -- SG Blocks, Inc. (NASDAQ: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of modular structures, announced today that its development subsidiary, SGB Development Corp. (“SG DevCorp”), has acquired a 10% non-dilutable equity interest in JDI-Cumberland Inlet, LLC, a Georgia limited liability company, contributing $3,000,000 in capital to develop Cumberland Inlet, a 1,286 acre waterfront parcel in historic downtown St. Marys, Georgia. SG DevCorp in conjunction with Jacoby Development of Atlanta, Georgia expects to develop a mixed-use destination community. The closing on the 1,286 acre waterfront parcel is scheduled to occur prior to the end of Q2 2021.

“We are thrilled to announce our latest SG DevCorp project to deliver approximately 1,280 cutting-edge modular units within the mixed use destination community in beautiful St. Marys Georgia,” stated Paul Galvin, Chairman & Chief Executive Officer of SG Blocks. “The Cumberland Inlet project is envisoned to revitalize the downtown area, with an emphasis on creating a community in harmony with the natural surroundings. We will be developing Cumberland Inlet in partnership with Jacoby Development, a highly-regarded and experienced developer in the southeast United States. Jacoby has been coordinating over the last two years with community stakeholders in a Public/Private Partnership (P3) to redevelop the waterfront parcel which previously was the site of a large pulp mill. This project also aligns with our vision for delivering product to sustainable, resilient communities along the coast and should aid us in showcasing our technology to the world, allowing us to focus on manufacturing. We estimate that our gross potential manufacturing revenue from this project will be approximately $180 million, being without a doubt, our largest SG DevCorp project to date.”

St. Marys, Georgia is experiencing a re-birth under its current municipal leadership, seeking to reposition itself as a premier waterfront community in southeastern Georgia, with easy access to Cumberland Island by boat. Cumberland Island is the largest of Georgia’s barrier islands, is undeveloped, and has been designated as one of the most significant natural assets in the US.

The plans for the site will consist of approximately 1,280 units made up of single family, multi-family, vacation and hospitality use, as well as a host of modern amenities for residents and guests, including a full-service marina and village, upscale Eco-Tourism park inclusive of camping, yurts, cabins and cottages.

The development is expected to commence site work in the 4th quarter 2021, with initial deliveries of modular units expected in 3rd quarter of 2022.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then is customized to client specifications. For more information, visit www.sgblocks.com.

About Jacoby Development, Inc.

Jacoby Development, Inc. (JDI) is a commercial real estate development firm with a 40-year track record of success. We have built a national reputation for the successful redevelopment of underutilized commercial and industrial sites. Our complex and ambitious real estate evelopment projects emphasize community, livability and environmental stewardship. Today, Jacoby Development is pursuing opportunities for mixed-use developments in unique natural environments. Our active projects present unique opportunities to redevelop underutilized sites in unique natural settings. For more information, visit www.JacobyDevelopment.com.

Safe Harbor Statement

Forward-Looking Statements Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding plans to build approximately 1,280 residential units on a 1,286 acre waterfront parcel in St. Marys, Georgia, closing on the 1,286 acre waterfront parcel occur prior to the end of Q2 2021, the project aiding the Company in showcasing its technology to the world, allowing it to focus on manufacturing, gross potential manufacturing revenue from the project being approximately $180 million and commencing site work in the 4th quarter 2021, with initial deliveries of modular units expected in 3rd quarter of 2022. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to develop the waterfront parcel in St. Marys, Georgia as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investors:
Stephen Swett

(203) 682-8377

investors@sgblocks.com

Source: SG Blocks, Inc.

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